Exhibit 99.1

Super Micro Computer, Inc. Announces Program to Repurchase its Common Stock

SAN JOSE, Calif., November 14, 2008 — Super Micro Computer, Inc. (NASDAQ:SMCI), a leader in application optimized, high performance server solutions, announced today that the Company’s Board of Directors has adopted a program to repurchase, from time to time, at management’s discretion, shares of the Company’s common stock. Under the plan, the Company is authorized to repurchase up to 2,000,000 of its outstanding shares of common stock in the open market or in private transactions during the period ending June 30, 2009 at prevailing market prices in compliance with applicable securities laws and other legal requirements.

As of September 30, 2008, the Company had 33.4 million shares of common stock outstanding. Repurchases will be made under the program using the Company’s own cash resources. The plan does not obligate the Company to acquire any particular amount of common stock and the plan may be suspended or discontinued at any time. Merrill Lynch will act as agents for the Company’s stock repurchase program.

“This plan underscores our steadfast belief in the fundamental health and strength of Supermicro,” said Charles Liang, chief executive officer, Super Micro Computer, Inc. “We are confident that the current economic conditions present opportunities as much as challenges.” We believe that our flexible server building blocks™ solutions, our focus on internal R&D and our emphasis on highly energy efficient and cost effective products position us to respond to increasing demands of customers in a difficult economy. We have operated our business at a profit from inception and believe that we have the flexibility in our operating and manufacturing structure to rapidly adjust and adapt as required in light of how economic conditions develop.

“For example, our recent and successful personal supercomputer introductions and our upcoming next generation Xeon® (Nehalem) product launches showcase our product diversity and continued industry leadership. Our core strengths are not fully reflected in our stock price and management believes this repurchase program provides an excellent investment opportunity to enhance shareholder value. In addition, with our proven ability to be profitable, control cost and generate cash on a consistent basis, we are confident that this share repurchase plan represents a good use of our capital.”

About Super Micro Computer, Inc.

Established in 1993, Supermicro emphasizes superior product design and uncompromising quality control to produce industry-leading serverboards, chassis and server systems. These mission-critical Server Building Block solutions provide benefits across many environments, including data center deployment, high-performance computing, high-end workstations, storage networks and standalone server installations. For more information on Supermicro’s complete line of advanced motherboards, SuperServers, and optimized chassis, visit www.Supermicro.com, email Marketing@Supermicro.com or call the San Jose, CA headquarters at +1 408-503-8000.

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SOURCE: Super Micro Computer, Inc.

Super Micro Computer, Inc.

Perry Hayes,

408-895-6570

SVP, Investor Relations

perryh@supermicro.com